NEWS RELEASE

NETGEAR APPOINTS BRAD MAIORINO TO BOARD OF DIRECTORS
Distinguished expert in managing global cybersecurity and risk as chief information security officer at Target, GM and GE

SAN JOSE, California - July 3, 2018 - NETGEAR®, Inc. (NASDAQ: NTGR), the leading provider of networking devices for small businesses, the smart home and online game play, has welcomed Brad Maiorino to the company’s board of directors. Currently a senior executive at Booz Allen Hamilton, Mr. Maiorino is a noted expert in managing cyber, governance, risk and compliance issues. Over the course of a 25-year career, he has held the role of chief information security officer with Fortune 50 companies such as Target, General Electric and General Motors.

“Brad Maiorino is a valuable addition to the NETGEAR Board of Directors,” said Patrick Lo, chairman and chief executive officer of NETGEAR. “His extensive track record with large, complex global operations has made him a sought-after, trusted advisor at the highest levels of industry and government. We look forward to benefiting from Brad’s acumen and insights as we successfully navigate today’s dynamic and ever changing internet security landscape.”

Mr. Maiorino joined General Electric (GE) in 2001 and held various roles in technology leadership throughout the company, ultimately rising to the position of chief information security officer overseeing GE’s global information security program across all lines of business. In 2012, he moved into a similar role with General Motors (GM), holding global accountability for the GM information security and risk vision, strategy and program. Beginning in 2014, Mr. Maiorino spent three years as senior vice president and chief information security officer at Target, where he led the retail giant’s post-data breach response through a company-wide transformation to enable the company to defend against today’s threats. During this time, he was a member of the board of directors for the Retail Cyber Intelligence Sharing Center (R-CISC), where he worked alongside his peers to strengthen the industry’s collective defense.

In early 2017, Mr. Maiorino joined management and technology consulting firm Booz Allen Hamilton as an executive vice president and partner. As a senior leader in Booz Allen’s commercial business, he is responsible for helping the firm’s clients deploy cybersecurity and risk management solutions to combat today’s dynamic cyber threats and strengthen resilient operations.

Brad Maiorino said, “I am excited at the opportunity to contribute my expertise to the NETGEAR leadership team on one of the most critical issues facing companies, their partners and customers today. A company’s ability to operate has become directly tied to their ability to protect against and respond to information security risks in today’s highly dynamic threat environment.”

Mr. Maiorino is also a member of the cyber strategy group of The Aspen Institute, a nonpartisan forum where he helps to assess the state of U.S. cybersecurity and technology efforts.

About NETGEAR, Inc.
NETGEAR (NASDAQ: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless (WiFi and LTE), Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. NETGEAR products are sold in approximately 28,000 retail locations around the globe, and through approximately 24,000 value-added resellers, as well as multiple major cable, mobile and wireline service providers around the world. The company's headquarters are in San Jose, Calif., with additional offices in approximately 25 countries. More information is available from the NETGEAR investor page or by calling (408) 907-8000. Connect with NETGEAR on Twitter, Facebook and our blog.

©2018 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks and/or registered trademarks of NETGEAR, Inc. and/or its affiliates in the United States and/or other countries. Other brand and product names are for identification purposes only and may be trademarks or registered trademarks of their respective holder(s). The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning NETGEAR's business and the expected performance characteristics, specifications, reliability, market acceptance, market growth, specific uses, user feedback and market position of NETGEAR's products and technology are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties, including, without limitation, the following: the actual price, performance and ease-of-use of NETGEAR's products may not meet the price, performance and ease-of-use requirements of customers; product performance may be adversely affected by real world operating conditions; failure of products may under certain circumstances cause permanent loss of end user data; new viruses or Internet threats may develop that challenge the effectiveness of security features in NETGEAR's products; the ability of NETGEAR to market and sell its products and technology; the impact and pricing of competing products; and the introduction of alternative technological solutions. Further information on potential risk factors that could affect NETGEAR and its business are detailed in the Company's periodic filings with the Securities and Exchange Commission. NETGEAR undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Source: NETGEAR-G

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